As filed with the Securities and Exchange Commission on November 10, 2004

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

MATTSON TECHNOLOGY, INC.

(Exact name of registrant as specified in its charter)

Delaware	77-0208119
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

47131 Bayside Parkway

Fremont, California 94538

(510) 657-5900

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

David Dutton

Chief Executive Officer

Mattson Technology, Inc.

47131 Bayside Parkway

Fremont, California 94538

(510) 657-5900

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Please send copies of all communications to:

Bradley J. Rock, Esq.

Sally J. Rau, Esq.

Gray Cary Ware & Freidenrich LLP

2000 University Avenue

East Palo Alto, California 94303

(650) 833-2000

Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective, as determined by market conditions and other factors.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered	Amount to be Registered	Proposed Maximum Aggregate Price Per Share (1)	Proposed Maximum Aggregate Offering Price (1) (2)	Amount of Registration Fee (2)
Common Stock, $0.001 par value	1,162,247	$8.96	$10,413,733	$1,320

1.	Pursuant to Rule 457(c), such price is based on the average high and low prices of the common stock on November 8, 2004, as reported on the NASDAQ National Market.

2.	Calculated pursuant to Rule 457(a) of the rules and regulations under the Securities Act of 1933.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling stockholders may not sell any of the securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED November 10, 2004

PROSPECTUS

1,162,247 shares

MATTSON TECHNOLOGY, INC.

COMMON STOCK

The selling stockholders listed on page 11 may use this prospectus to offer and resell from time to time up to 1,162,247 shares of our common stock for their own accounts. The selling stockholders acquired the shares being offered for resale under this prospectus in connection with our acquisition of Vortek Industries Ltd on October 27, 2004. Registration does not necessarily mean that the selling stockholders will offer or sell their stock.

The prices at which the selling stockholders may sell the shares will be determined by the prevailing market price for the shares or in negotiated transactions. We will not receive any proceeds from the sale of these shares by the selling stockholders. All expenses of registration incurred in connection with this offering are being borne by us, but all selling and other expenses incurred by the selling stockholders will be borne by the selling stockholders.

Our common stock is quoted on the NASDAQ National Market under the symbol “MTSN.” On November 9, 2004, the last reported sale price of our common stock on the NASDAQ National Market was $8.86.

Investing in any of our securities involves risk. You should carefully consider the risk factors beginning on page 2 of this prospectus before you make an investment in the securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus if truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is November     , 2004.

ABOUT THIS PROSPECTUS

You should rely only on the information contained or incorporated by reference in this prospectus and any prospectus supplement. We have not authorized any dealer, salesman or any other person to provide you with additional or different information. This prospectus and any prospectus supplement are not an offer to sell or the solicitation of an offer to buy any securities other than the securities to which they relate and are not an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make an offer or solicitation in that jurisdiction. You should not assume that the information in this prospectus or any prospectus supplement or in any document incorporated by reference in this prospectus or any prospectus supplement is accurate as of any date other than the date of the document containing the information. We will disclose any material changes in our affairs in a post-effective amendment to the registration statement of which this prospectus is a part, a prospectus supplement, or a future filing with the SEC incorporated by reference in this prospectus.

The terms “Mattson,” “we,” “us,” “our,” and the “company” refer only to Mattson Technology, Inc.

i

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. We urge you to read this entire prospectus carefully and any accompanying documents incorporated by reference before making an investment decision.

Mattson Technology, Inc.

Mattson Technology, Inc. is a leading supplier of semiconductor wafer processing equipment used in the fabrication of integrated circuits. We are among the market leaders in worldwide sales of dry strip equipment and rapid thermal processing equipment and have systems installed in major fabrication facilities around the world. Our manufacturing equipment utilizes innovative technology to deliver advanced processing capability and high productivity for both 200 millimeter (“mm”) and 300 mm production at sub-130 nanometer technology nodes.

During 2002 and early 2003, we focused our business on our core technologies in dry strip and rapid thermal processing (“RTP”). We took restructuring actions to align the company with this narrower focus and divested our wet products division. As a result, we significantly streamlined our operations and concentrated our resources on the development and sale of our RTP and strip products.

Mattson Technology was incorporated in Delaware in 1988 and is headquartered in Fremont, California. Our principal executive offices are located at 47131 Bayside Parkway, Fremont, CA 94538. Our telephone number is (510) 657-5900. Additional information about Mattson is available on our website at http://www.mattson.com. The information on our web site is not incorporated herein by reference.

DISCLOSURE REGARDING FORWARD-LOOKING INFORMATION

This prospectus and the documents incorporated by reference herein contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 or otherwise. These forward-looking statements are based on our current expectations and beliefs, including estimates and projections about our industry. Forward-looking statements may be identified by use of terms such as “anticipates,” “expects,” “intends,” “plans,” “seeks,” “estimates,” “believes” and similar expressions, although some forward-looking statements are expressed differently. Statements concerning our financial position, business strategy and plans or objectives for future operations are forward-looking statements. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict and may cause actual results to differ materially from management’s current expectations. Such risks and uncertainties include those set forth herein under “Risk Factors.” The forward-looking statements in this prospectus speak only as of the time they are made and do not necessarily reflect our outlook at any other point in time.

Except as may be required under the federal securities laws, we undertake no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise. You are advised, however, to read any further disclosures we make on related subjects in our Form 10-K, Form 10-Q and Form 8-K reports to the SEC. Also note that under the caption “Risk Factors,” we provide a cautionary discussion of risks, uncertainties and possibly inaccurate assumptions relevant to our businesses. These are factors that we think could cause our actual results to differ materially from expected and historical results. Other factors besides those listed in “Risk Factors,” including factors described as risks in our filings with the SEC, could also adversely affect us.

RISK FACTORS

Investing in our securities involves a high degree of risk. You should consider the following risk factors, as well as other information contained or incorporated by reference in this prospectus before deciding to purchase any of the securities offered by this prospectus. If any of these risks occur, our business could suffer, the market price of our common stock could decline and you could lose all or part of your investment in our securities.

The semiconductor equipment industry is highly cyclical, periodically has severe and prolonged downturns, and causes our operating results to fluctuate significantly. We are exposed to the risks associated with industry overcapacity, including reduced capital expenditures, decreased demand for our products, increased price competition and delays by our customers in paying for our products.

The semiconductor industry is highly cyclical and has historically experienced periodic downturns, whether the result of general economic changes or capacity growth temporarily exceeding growth in demand for semiconductor devices. Our business depends in significant part upon capital expenditures by manufacturers of semiconductor devices, including manufacturers that open new or expand existing facilities. Periods of overcapacity and reductions in capital expenditures by our customers cause decreases in demand for our products. If existing fabrication facilities are not expanded or new facilities are not built, demand for our systems may not develop or increase, and we may be unable to generate significant new orders for our systems. If we are unable to develop new orders for our systems, we will not achieve anticipated net sales levels. During periods of declining demand for semiconductor manufacturing equipment, our customers typically reduce purchases, delay delivery of ordered products and/or cancel orders, resulting in reduced revenues and backlog, delays in revenue recognition, and excess inventory. Increased price competition may result, causing pressure on gross margin and net income.

The onset of another market downturn is difficult to predict and may occur suddenly. During the latest downturn, we were unable to reduce our expenses quickly enough to avoid incurring losses. For the years ended December 31, 2001 and 2002 and 2003, our net loss was $336.7 million, $94.3 million and $28.4 million, respectively, compared to net income of $1.5 million for the year ended December 31, 2000. In the event of a future downturn, if we are unable to effectively align our cost structure with prevailing market conditions, we could again experience losses, and may be required to undertake additional cost-cutting measures, and be unable to continue to invest in marketing, research and development and engineering at the levels we believe are necessary to maintain our competitive position in our remaining core businesses. Our failure to make these investments could seriously harm our long-term business prospects.

We depend on large purchases from a few customers, and any cancellation, reduction or delay of purchases by, or failure to collect receivables from, these customers could harm our business.

Currently, we derive most of our revenues from the sale of a relatively small number of systems to a relatively small number of customers, which makes our relationship with each customer critical to our business. The list prices on our systems range from $500,000 to over $2.2 million. Consequently, any order cancellations, delays in scheduled shipments, delays in customer acceptances or delays in collection of accounts receivable could materially adversely affect our operating results and cause such results to fall below our expectations and the expectations of market analysts or investors.

Our list of major customers changes substantially from year to year, and we cannot predict whether a major customer in one year will make significant purchases from us in future years. Additionally, our customers’ capital budget considerations and our lengthy sales cycle make the timing of customer orders uneven and difficult to predict. Accordingly, it is difficult for us to accurately forecast our revenues and operating results from year to year. If we are unable to collect a receivable from a large customer, our financial results will be negatively impacted.

Our backlog orders are subject to cancellation or delay.

Although we maintain a backlog of customer orders expected to be filled within 12 months, customers may request cancellations or delivery delays. As a result, our backlog may not be a reliable indication of our future revenues. If shipments of orders in backlog are cancelled or delayed, our revenues could fall below our expectations and the expectations of market analysts and investors.

Delays or technical and manufacturing difficulties incurred in the introduction of new products could be costly and adversely affect our customer relationships.

Our success depends in part on the continual introduction of new and improved systems and processes. Our products are complex, and we may experience delays and technical or manufacturing difficulties in the prototype introduction of new systems and enhancements, or in volume production of new systems or enhancements. Our inability to overcome such difficulties, or to meet the technical specifications of any new systems or enhancements, or to manufacture and ship these systems or enhancements in volume and in a timely manner, would materially adversely affect our business and results of operations, as well as our customer relationships. We may from time to time incur unanticipated costs to ensure the functionality and reliability of our products early in their life cycles, which costs can be substantial. If we encounter reliability or quality problems with our new products or enhancements, we could face a number of difficulties, including reduced orders, higher manufacturing costs, delays in collection of accounts receivable, and additional service and warranty expenses, all of which could materially adversely affect our business and results of operations.

We may not achieve anticipated revenue growth if we are not selected as “vendor of choice” for new or expanded fabrication facilities or if our systems and products do not achieve broader market acceptance.

Because semiconductor manufacturers must make a substantial investment to install and integrate capital equipment into a semiconductor fabrication facility, these manufacturers will tend to choose semiconductor equipment manufacturers based on established relationships, product compatibility, and proven financial performance.

Once a semiconductor manufacturer selects a particular vendor’s capital equipment, the manufacturer generally relies for a significant period of time upon equipment from this “vendor of choice” for the specific production line application. In addition, the semiconductor manufacturer frequently will attempt to consolidate its other capital equipment requirements with the same vendor. Accordingly, we may face narrow windows of opportunity to be selected as the “vendor of choice” by substantial new customers. It may be difficult for us to sell to a particular customer for a significant period of time once that customer selects a competitor’s product, and we may not be successful in obtaining broader acceptance of our systems and technology. If we are unable to achieve broader market acceptance of our systems and technology, we may be unable to grow our business and our operating results and financial condition will be adversely affected.

We must continually anticipate technology trends, improve our existing products and develop new products in order to be competitive, and the development of new or enhanced products involves significant risk and cost.

The markets in which we and our customers compete are characterized by rapidly changing technology, evolving industry standards, and continuous improvements in products and services. Consequently, our success depends upon our ability to anticipate future customer needs, to develop new systems and processes that meet customer requirements and industry standards and that compete effectively on the basis of price and performance, and to continually improve our existing systems and processes.

The development and manufacture of new products involves significant risk, since the products are very complex and the development cycle is long and expensive. The success of any new systems we develop and introduce is dependent on a number of factors, including our ability to correctly predict customer requirements for new processes, assess and select alternative technologies for research and development, and timely complete new system designs that are acceptable to the market. We may make substantial investments in new technologies before we can know whether they are technically or commercially feasible or advantageous, and without any assurance that revenue from future products or product enhancements will be sufficient to recover the associated development costs. Not all development activities result in commercially viable products. We may be adversely affected by manufacturing inefficiencies and the challenge of producing innovative systems in volume which meet customer requirements. We may not be able to improve our existing systems or develop new technologies or systems in a timely manner. We may exceed the budgeted cost of reaching our research, development and engineering objectives, and planned product development schedules may require extension. Any delays or additional development costs could have a material adverse effect on our business and results of operations.

We are engaged in the implementation of a new enterprise resource planning system, which may be more difficult or costly than anticipated, and could cause disruption to the management of our business and the preparation of our financial statements.

We are currently engaged in the implementation of a new enterprise resource planning, or ERP, system, which is expected to become integral to our ability to accurately and efficiently maintain our books and records, record our transactions, provide critical information to our management, and prepare our financial statements. However, the new ERP system could be more costly, difficult and time consuming to purchase and implement than we currently anticipate. In addition, implementation of the new ERP system requires us to change our internal business practices, transfer records to a new computer system and train our employees in the correct use of and input of data into the system, which could result in disruption of our procedures and controls and difficulties achieving accuracy in the conversion of data. If we fail to manage these changes effectively, our operations could be disrupted, which could result in the diversion of management’s attention and resources, cause us to improperly state or delay reporting of our financial results, materially and adversely affect our operating results, and impact our ability to manage our business. In addition, to manage our business effectively, we may need to implement additional and improved management information systems, further develop our operating, administrative, financial and accounting systems and controls, add experienced senior level managers, and maintain closer coordination among our executive, engineering, accounting, marketing, sales and operations organizations. We may incur additional unexpected costs and our systems, procedures or controls may not be adequate to support our operations.

Because of our recent implementation of a new ERP system and the limited time remaining in 2004 to complete the procedures required to comply with new requirements under Section 404 of the Sarbanes-Oxley Act for evaluation and attestation of internal control over financial reporting, we may not be able to comply with those requirements in the permitted time.

Rules adopted by the Securities and Exchange Commission to implement Section 404 of the Sarbanes-Oxley Act of 2002 (the “Rules”) will require us to assess the design and operating effectiveness of our internal control over financial reporting and to include in our Annual Report on Form 10-K for the year ending December 31, 2004 (i) a report from our management, (ii) a statement that our registered independent auditors have issued an attestation report on our management assessment of internal control over financial reporting and (iii) a copy of the registered independent auditors’ attestation report. In order to achieve compliance with the new Rules within the required timeframe, we have been conducting a process to document and evaluate our internal control systems and procedures since early in 2004. In parallel with that process, we planned to implement a new enterprise resource planning, or ERP, system. In the latest phase of implementation, we switched our Fremont headquarters over to the new ERP system in October of 2004. Following that implementation, all the affected internal control processes and activities need to be re-documented, evaluated and tested, together with any remediation steps that need to be taken if control deficiencies are noted. Because of the limited time remaining in 2004 to complete the required procedures, there is a significant possibility that our management or our independent auditors may not be able to complete their assessment in the permitted time. If our management is either unable to complete its assessment in a timely manner or to assess our internal control over financial reporting as effective, or if our independent registered public accountants issue an adverse opinion, or disclaim an opinion, relating to the attestation requirements of Section 404, we may be unable to comply with the Rules, and investor confidence in the reliability of our internal controls over financial reporting may be negatively effected.

Our results of operations may suffer if we do not effectively manage our inventory.

We need to manage our inventory of component parts and finished goods effectively to meet customer delivery demands at an acceptable risk and cost. Customers are increasingly requiring very short lead times for delivery, which may require us to purchase and carry additional inventory. For both the inventories that support manufacture of our products and our spare parts inventories, if anticipated customer demand does not materialize in a timely manner, we will incur increased carrying costs and some inventory could become unsaleable or obsolete, resulting in write-offs which would adversely affect the results of our operations.

Warranty claims in excess of our projections could seriously harm our business.

We offer a warranty on our products. The cost associated with our warranty is significant, and in the event our projections and estimates of this cost are inaccurate our financial performance could be seriously harmed. In addition, if we experienced product failures at an unexpectedly high level, our reputation in the marketplace could be damaged, customers may decline to place new or additional orders with us, and our business would suffer.

We are increasingly outsourcing manufacturing and logistics activities to third party service providers, which decreases our control over the performance of these functions.

We have already outsourced certain manufacturing and spare parts logistics functions to third party service providers, and may outsource more of those functions in the future. While we expect to achieve operational flexibility and cost savings as a result of this outsourcing, outsourcing has a number of risks and reduces our control over the performance of the outsourced functions. Significant performance problems by these third party service providers could result in cost overruns, delayed deliveries, shortages, quality issues or other problems which could result in significant customer dissatisfaction and could materially and adversely affect our business, financial condition and results of operations.

If for any reason one or more of these third party service providers becomes unable or unwilling to continue to provide services of acceptable quality, at acceptable costs and in a timely manner, our ability to deliver our products or spare parts to our customers could be severely impaired. We would quickly need to identify and qualify substitute service providers or increase our internal capacity, which could be expensive, time consuming and difficult and could result in unforeseen operations problems. Substitute service providers might not be available or, if available, might be unwilling or unable to offer services on acceptable terms.

If customer demand for our products increases, we may be unable to secure sufficient additional capacity from our current service providers on commercially reasonable terms, if at all.

Our requirements are expected to represent a small portion of the total capacities of our third party service providers, and they may preferentially allocate capacity to other customers, even during periods of high demand for our products. In addition, such manufacturers could suffer financial difficulties or disruptions in their operations due to causes beyond our control.

We may not be able to continue to successfully compete in the highly competitive semiconductor equipment industry.

The semiconductor equipment industry is both highly competitive and subject to rapid technological change. Significant competitive factors include the following:

•	system performance;

•	cost of ownership;

•	size of installed base;

•	breadth of product line;

•	delivery availability; and

•	customer support.

Competitive pressure has been increasing in several areas. In particular, there is increased price competition, and customers are delaying purchase commitments, which are then placed with demands for rapid delivery dates and increased product support.

Our major competitors are larger than we are, have greater capital resources, and may have a competitive advantage over us by virtue of having:

•	broader product lines;

•	longer operating history;

•	greater experience with high volume manufacturing;

•	substantially larger customer bases;

•	the ability to reduce price through product bundling;

•	substantially greater customer support resources; and

•	substantially greater financial, technical, and marketing resources.

In addition, to expand our sales we must often replace the systems of our competitors or sell new systems to customers of our competitors. Our competitors may develop new or enhanced competitive products that will offer price or performance features that are superior to our systems. Our competitors may also be able to respond more quickly to new or emerging technologies and changes in customer requirements, or to devote greater resources to the development, promotion, sale and on-site customer support of their product lines. We may not be able to maintain or expand our sales if competition increases and we are unable to respond effectively.

Our lengthy sales cycle increases our costs and reduces the predictability of our revenue.

Sales of our systems depend upon the decision of a prospective customer to increase or replace manufacturing capacity, typically involving a significant capital commitment. Accordingly, the decision to purchase our systems requires time consuming internal procedures associated with the evaluation, testing, implementation, and introduction of new technologies into our customers’ manufacturing facilities. Even after the customer determines that our systems meet their qualification criteria, we experience delays finalizing system sales while the customer obtains approval for the purchase and constructs new facilities or expands its existing facilities. Consequently, the time between our first contact with a customer regarding a specific potential purchase and the customer’s placing its first order may last from nine to twelve months or longer. We may incur significant sales and marketing expenses during this evaluation period. In addition, the length of this period makes it difficult to accurately forecast future sales. If sales forecasted from a specific customer are not realized, we may experience an unplanned shortfall in revenues and our quarterly and annual revenue and operating results may fluctuate significantly from period to period.

We are highly dependent on international sales, and face significant economic and regulatory risks because a majority of our net sales are from outside the United States.

Our international sales accounted for 87% of our net sales in 2003, 74% in 2002 and 78% in 2001 and we anticipate international sales will continue to account for a significant portion of our future net sales. Asia has been a particularly important region for our business, and we anticipate that it will continue to be important as we expand our sales and marketing efforts by opening an office in China. Our sales to customers located in Taiwan, Japan, other Asian countries and recently China accounted for 71% of our net sales in 2003, 47% in 2002 and 47% in 2001. Because of our continuing dependence upon international sales, we are subject to a number of risks associated with international business activities, including:

•	unexpected changes in law or regulations resulting in more burdensome governmental controls, tariffs, restrictions, embargoes, or export license requirements;

•	exchange rate volatility;

•	the need to comply with a wide variety of foreign and U.S. export laws;

•	political and economic instability, particularly in Asia;

•	differing labor regulations;

•	reduced protection for intellectual property;

•	difficulties in accounts receivable collections;

•	difficulties in managing distributors or representatives;

•	difficulties in staffing and managing foreign subsidiary operations; and

•	changes in tariffs or taxes.

In the U.S., our sales to date have been denominated primarily in U.S. dollars, while our sales in Japan are usually denominated in Japanese Yen. Our sales to date in Europe have been denominated in various currencies, currently primarily U.S. dollars and the Euro. Our sales in foreign currencies are subject to risks of currency fluctuation. For U.S. dollar sales in foreign countries, our products become less price-competitive where the local currency is declining in value compared to the dollar. This could cause us to lose sales or force us to lower our prices, which would reduce our gross margins.

In addition, the expenses of our German manufacturing operation are primarily incurred in euros. If the euro were to appreciate in relation to the U.S. dollar, our operating expenses would increase.

We depend upon a limited number of suppliers for some components and subassemblies, and supply shortages or the loss of these suppliers could result in increased cost or delays in manufacture and sale of our products.

We rely to a substantial extent on outside vendors to provide many of the components and subassemblies of our systems. We obtain some of these components and subassemblies from a sole source or a limited group of suppliers. Because of our anticipated reliance on outside vendors generally, and on a sole or a limited group of suppliers in particular, we may be unable to obtain an adequate supply of required components. Although we currently experience minimal delays in receiving goods from our suppliers, when demand for semiconductor equipment is strong, our suppliers may have difficulty providing components on a timely basis.

In addition, during periods of shortages of components, we may have reduced control over pricing and timely delivery of components. We often quote prices to our customers and accept customer orders for our products prior to purchasing components and subassemblies from our suppliers. If our suppliers increase the cost of components or subassemblies, we may not have alternative sources of supply and may no longer be able to increase the cost of the system being evaluated by our customers to cover all or part of the increased cost of components.

The manufacture of some of these components and subassemblies is an extremely complex process and requires long lead times. If we are unable to obtain adequate and timely deliveries of our required components or subassemblies, we may have to seek alternative sources of supply or manufacture such components internally. This could delay our ability to manufacture or timely ship our systems, causing us to lose sales, incur additional costs, delay new product introductions, and harm our reputation.

We manufacture many of our products at two primary manufacturing facilities and are thus subject to risk of disruption.

Although we outsource the manufacturing for certain of our products to third parties, we continue to produce our latest generation products at our two principal manufacturing plants in Fremont, California and Dornstadt, Germany. We have limited ability to interchangeably produce our products at either facility, and in the event of a disruption of operations at one facility, our other facility would not be able to make up the capacity loss. Our operations are subject to disruption for a variety of reasons, including, but not limited to natural disasters, work stoppages, operational facility constraints and terrorism. Such disruption thus could cause delays in shipments of products to our customers, result in cancellation of orders or loss of customers and seriously harm our business.

Because of competition for qualified personnel, we may not be able to recruit or retain necessary personnel, which could impede development or sales of our products.

Our growth will depend on our ability to attract and retain qualified, experienced employees. There is substantial competition for experienced engineering, technical, financial, sales, and marketing personnel in our industry. In particular, we must attract and retain highly skilled design and process engineers. Historically, competition for such personnel has been intense in all of our locations, but particularly in the San Francisco Bay Area where our headquarters is located. If we are unable to retain existing key personnel, or attract and retain additional qualified personnel, we may from time to time experience inadequate levels of staffing to develop and market our products and perform services for our customers. As a result, our growth could be limited due to our lack of capacity to develop and market our products to our customers, or we could fail to meet our delivery commitments or experience deterioration in service levels or decreased customer satisfaction.

If we are unable to protect our intellectual property, we may lose a valuable asset and experience reduced market share. Efforts to protect our intellectual property may require additional costly litigation.

We rely on a combination of patents, copyrights, trademark and trade secret laws, non-disclosure agreements, and other intellectual property protection methods to protect our proprietary technology. Despite our efforts to protect our intellectual property, our competitors may be able to legitimately ascertain the non-patented proprietary technology embedded in our systems. If this occurs, we may not be able to prevent the use of such technology. Our means of protecting our proprietary rights may not be adequate and our patents may not be sufficiently broad to protect our technology. Any patents owned by us could be challenged, invalidated, or circumvented and any rights granted under any patent may not provide adequate protection to us. Furthermore, we may not have sufficient resources to protect our rights. Our competitors may independently develop similar technology, or design around patents that may be issued to us. In addition, the laws of some foreign countries may not protect our proprietary rights to as great an extent as do the laws of the United States and it may be more difficult to monitor the use of our products in such foreign countries. As a result of these threats to our proprietary technology, we may have to resort to costly litigation to enforce our intellectual property rights.

We might face patent infringement or other intellectual property infringement claims that may be costly to resolve and could divert management attention.

We may from time to time be subject to claims of infringement of other parties’ patents or other proprietary rights. In addition, we on occasion receive notification from customers who believe that we owe them indemnification or other obligations related to infringement claims made against the customers by third parties. Our involvement in any patent dispute or other intellectual property dispute or action to protect trade secrets, even if the claims are without merit, could be very expensive to defend and could divert the attention of our management. Adverse determinations in any litigation could subject us to significant liabilities to third parties, require us to seek costly licenses from third parties, and prevent us from manufacturing and selling our products. Royalty or license agreements, if required, may not be available on terms acceptable to us or at all. Any of these situations could have a material adverse effect on our business and operating results in one or more countries.

Our failure to comply with environmental regulations could result in substantial liability.

We are subject to a variety of federal, state, local, and foreign laws, rules, and regulations relating to environmental protection. These laws, rules, and regulations govern the use, storage, discharge, and disposal of hazardous chemicals during manufacturing, research and development and sales demonstrations. If we fail to comply with present or future regulations, especially in our Fremont, California and Dornstadt, Germany manufacturing facilities, we could be subject to substantial liability for clean up efforts, personal injury, and fines or suspension or cessation of our operations. We may be subject to liability if our acquired companies have past violations. Restrictions on our ability to expand or continue to operate our present locations could be imposed upon us or we could be required to acquire costly remediation equipment or incur other significant expenses.

Future sales of shares by STEAG could adversely affect the market price of our common stock.

There are approximately 51.4 million shares of our common stock outstanding as of October 27, 2004, of which approximately 9.1 million (or 17.8%) are beneficially owned by STEAG Electronic Systems AG (“STEAG”). The number of shares beneficially owned by STEAG includes 271,147 shares owned by West STEAG Partners GmbH (“West STEAG”), of which 166,563 shares are being registered pursuant to this prospectus. STEAG has indicated that it plans to reduce its ownership in our common stock over time. If STEAG were to sell a large number of shares, the market price of our common stock may decline. Moreover, the perception in the public markets that such sales by STEAG might occur could also adversely affect the market price of our common stock.

We incurred net operating losses for the years 2001 through 2003. We may not achieve or maintain profitability on an annual basis.

We incurred net losses of approximately $336.7 million for the year ended December 31, 2001, $94.3 million for the year ended December 31, 2002 and $28.4 million for the year ended December 31, 2003. Although we have been profitable for the first nine months of 2004, we expect to continue to incur significant research and development and selling, general and administrative expenses. We may not achieve profitability in 2004 or future years. We will need to continue to generate significant net sales to achieve and maintain profitability on an annual basis, and we may not be able to do so.

Our quarterly operating results fluctuate significantly and are difficult to predict, and may fall short of anticipated levels, which could cause our stock price to decline.

Our quarterly revenue and operating results have varied significantly in the past and are likely to vary significantly in the future, which makes it difficult for us to predict our future operating results. A substantial percentage of our operating expenses are fixed in the short term and we may be unable to adjust spending to compensate for an unexpected shortfall in revenues. As a result, any delay in generating or recognizing revenues could cause our operating results to be below the expectations of market analysts or investors, which could cause the price of our common stock to decline.

The price of our common stock has fluctuated in the past and may continue to fluctuate significantly in the future, which may lead to losses by investors or to securities litigation.

The market price of our common stock has been highly volatile in the past, and our stock price may decline in the future. For example, as of November 3, 2004, the 52-week price range for our common stock was $6.96 to $16.59 per share.

In addition, in recent years the stock market in general, and the market for shares of high technology stocks in particular, have experienced extreme price fluctuations. These fluctuations have frequently been unrelated to the operating performance of the affected companies. Such fluctuations could adversely affect the market price of our common stock. In the past, securities class action litigation has often been instituted against a company following periods of volatility in its stock price. This type of litigation, if filed against us, could result in substantial costs and divert our management’s attention and resources.

Any future business acquisitions may disrupt our business, dilute stockholder value, or distract management attention.

As part of our ongoing business strategy, we may consider acquisitions of, or significant investments in, businesses that offer products, services, and technologies complementary to our own. Such acquisitions could materially adversely affect our operating results and/or the price of our common stock. Acquisitions also entail numerous risks, including:

•	difficulty of assimilating the operations, products, and personnel of the acquired businesses;

•	potential disruption of our ongoing business;

•	unanticipated costs associated with the acquisition;

•	inability of management to manage the financial and strategic position of acquired or developed products, services, and technologies;

•	inability to maintain uniform standards, controls, policies, and procedures; and

•	impairment of relationships with employees and customers that may occur as a result of integration of the acquired business.

To the extent that shares of our stock or other rights to purchase stock are issued in connection with any future acquisitions, dilution to our existing stockholders will result and our earnings per share may suffer. Any future acquisitions may not generate additional revenue or provide any benefit to our business, and we may not achieve a satisfactory return on our investment in any acquired businesses.

Compliance with new regulatory and accounting requirements will be challenging and is likely to cause our general and administrative expenses to increase and impact our future financial position and results of operations.

In order to comply with the Sarbanes-Oxley Act of 2002, as well as changes to listing standards recently adopted by NASDAQ, and proposed attestation and accounting changes required by the Securities and Exchange Commission, we will be required to increase our internal controls, hire additional personnel and additional outside legal, accounting and advisory services, all of which will cause our general and administrative costs to increase. Insurers are also likely to increase premiums as a result of the high claims rates incurred in recent periods, and so our premiums for our various insurance policies, including our directors’ and officers’ insurance policies, are likely to increase. Proposed changes in the accounting rules, including legislative and other proposals to account for employee stock options as a compensation expense among others, could materially increase the expenses that we report under generally accepted accounting principles and adversely affect our operating results.

USE OF PROCEEDS

We will not receive proceeds from any sales by the selling stockholders of their shares of common stock.

SELLING STOCKHOLDERS

A total of 1,162,247 shares of our common stock are being registered in this offering for the account of the selling stockholders. The selling stockholders are former debt holders and stockholders of Vortek Industries Ltd. (“Vortek”), which we acquired on October 27, 2004. We issued the shares offered under this prospectus to the selling stockholders in connection with our acquisition of Vortek in a transaction exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”).

Throughout this prospectus, we may refer to the selling stockholders and their transferees, pledgees, donees or other successors in interest who receive shares in non-sale transactions, as the “selling stockholders.” The following table provides information regarding the selling stockholders, the number of shares of common stock beneficially owned by the selling stockholders and the number of shares of common stock they are offering. This information has been obtained from the selling stockholders. Except as otherwise indicated, we believe the persons listed in the table have sole voting and investment power with respect to all shares of common stock beneficially owned by them.

	Shares of Common Stock Beneficially Owned Prior to offering (1)			Shares of Common Stock Offered	Shares of Common Stock Beneficially Owned Following Offering (3)
Beneficial Owner	Number		Percent (2)		Number	Percent (2)
Peter Augustin (4)	478		*	478	- 0 -	- 0	% -
BCI Ventures Inc.	223,445	(5)	*	103,182	120,263	*
Dr. Hans Betz (4)(6)	39,639		*	889	38,750	*
Lake Street Capital Fund I, L.P.	35,344	(5)	*	22,133	13,211	*
Dr. Peter Lockowandt (4)	113		*	53	60	*
Dr. Berthold Luetke-Daldrup (4)(7)	593		*	593	- 0 -	- 0	% -
Dr. Jochen Melchior (4)(8)	39,775		*	275	39,500	*
Holger Siegwarth (4)	136		*	136	- 0 -	- 0	% -
Dr. Rolf Thaler (4)(9)	593		*	593	- 0 -	- 0	% -
Trian Equities Ltd.	969,740	(5)	1.9%	867,237	102,503	*
Ventrum GmbH & Co. Electronic Systems Fund KG (4)(10)	115		*	115	- 0 -	- 0	% -
West STEAG Partners GmbH(11)	271,147	(5)	*	166,563	104,584	*

*	Less than 1%.

(1)	Beneficial ownership is determined in accordance with the rules and regulations of the SEC, and generally includes securities held by persons who have sole or shared voting power or investment power with respect to those securities, and includes securities that are or will become exercisable within 60 days after October 27, 2004.

(2)	Calculated on the basis of 51,434,789 shares of common stock, which is the number of shares of Mattson common stock outstanding as of October 27, 2004.

(3)	Assumes all shares offered hereby are sold by the selling stockholders.

(4)	Each is obligated pursuant to a co-investment agreement to make proportional personal investments alongside the portfolio investments made by West STEAG Partners GmbH.

(5)	Includes shares that were deposited into escrow pursuant to an Escrow Agreement, dated as of October 27, 2004, by and among Mattson, U.S. Bank, National Association, as escrow agent, BCI Ventures Inc., Lake Street Capital Fund I L.P., Trian Equities Ltd. and West STEAG Partners GmbH. The shares deposited in escrow are subject to forfeiture in the event valid indemnification claims are made by Mattson within a period of 12 months from October 27, 2004. A total of 290,561 shares are subject to the escrow, of which 70,263 shares are beneficially owned by BCI Ventures Inc., 13,211 shares are beneficially owned by Lake Street Capital Fund I, L.P., 102,503 shares are beneficially owned by Trian Equities Ltd., and 104,584 shares are beneficially owned by West STEAG Partners GmbH.

(6)	Includes 38,750 shares subject to options exercisable within 60 days of October 27, 2004. Dr. Betz is the Chief Executive Officer of West STEAG Partners GmbH. Accordingly, he may be deemed to share voting power or investment power with respect to the 271,147 shares held by West STEAG Partners GmbH. Dr. Betz disclaims beneficial ownership of those shares. Dr. Betz is also a director of Mattson.

(7)	Dr. Luetke-Daldrup is a Managing Director of West STEAG Partners GmbH. Accordingly, he may be deemed to share voting power or investment power with respect to the 271,147 shares held by West STEAG Partners GmbH. Dr. Luetke-Daldrup disclaims beneficial ownership of those shares.

(8)	Includes 39,500 shares subject to options exercisable within 60 days of October 27, 2004. According to Amendment No. 4 to Schedule 13D filed with the Securities and Exchange Commission on October 29, 2004, STEAG Electronics Systems AG beneficially owns 9,132,291 shares of Mattson’s common stock (which includes the 271,147 shares of Mattson’s common stock owned by West STEAG Partners GmbH). Dr. Melchior is Chairman of the Supervisory Board of STEAG Electronic Systems AG and Chairman of the Supervisory Board of West STEAG Partners GmbH. Therefore, Dr. Melchior may be deemed to beneficially own the 9,132,291 shares of Mattson’s common stock beneficially owned by STEAG Electronic Systems AG. Dr. Melchior disclaims beneficial ownership of all of the shares of Mattson common stock beneficially owned by STEAG Electronic Systems AG, including the shares of Mattson common stock beneficially owned by West STEAG Partners GmbH. Dr. Melchior is also Chairman of the Board of Mattson.

(9)	Dr.Thaler is a Managing Director of West STEAG Partners GmbH. Accordingly, he may be deemed to share voting power or investment power with respect to the 271,147 shares held by West STEAG Partners GmbH. Dr. Thaler disclaims beneficial ownership of those shares.

(10)	Ventrum GmbH & Co. Electronic Systems Fund KG is wholly-owned by Prof. Dr. Michael Schefczyk, a member of the Supervisory Board of West STEAG Partners GmbH. Accordingly, Dr. Schefczyk may be deemed to share voting power or investment power with respect to the 271,147 shares held by West STEAG Partners GmbH. Dr. Schefczyk disclaims beneficial ownership of those shares.

(11)	West STEAG Partners GmbH is a venture capital firm, organized as a limited liability corporation under the laws of Germany, 50% of the equity capital of which is owned by STEAG Electronic Systems AG. According to Amendment No. 4 to Schedule 13D filed with the Securities and Exchange Commission on October 29, 2004, STEAG Electronic Systems AG beneficially owns 9,132,291 shares of Mattson’s common stock, which includes the 271,147 shares of Mattson’s common stock owned by West STEAG Partners GmbH. RAG Aktiengesellschaft owns, indirectly, all of the capital stock of STEAG Electronic Systems AG, and, as a result, may be deemed to be the indirect beneficial owner of the shares of Mattson common stock beneficially owned by STEAG Electronic Systems AG. According to Amendment No. 4 to the Schedule 13D filed with the Securities Exchange Commission, West STEAG Partners GmbH does not act, and has no agreement to act, together with STEAG Electronic Systems AG and/or RAG Aktiengesellschaft for the purpose of acquiring, holding, voting or disposing of Mattson stock. Accordingly, West STEAG Partners GmbH does not beneficially own any of the shares of Mattson stock beneficially owned by STEAG Electronic Systems AG or RAG Aktiengesellschaft, other than the 271,147 shares of Mattson Stock that West STEAG Partners GmbH acquired on October 27, 2004 pursuant to Mattson’s acquisition of Vortek.

PLAN OF DISTRIBUTION

We are registering the shares of common stock on behalf of the selling stockholders. We will not receive any of the proceeds of the sale of the common stock registered under this prospectus. The common stock may be sold from time to time to purchasers:

•	directly by the selling stockholders;

•	through underwriters, broker-dealers or agents who may receive compensation in the form of discounts, concessions or commissions from the selling stockholders or the purchasers of the common stock.

The selling stockholders and any such broker-dealers or agents who participate in the distribution of the common stock may be deemed to be “underwriters.” As a result, any profits on the sale of the common stock by the selling stockholders and any discounts, commissions or concessions received by any such broker-dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act. If the selling stockholders were to be deemed underwriters, the selling stockholders may be subject to certain statutory liabilities, including, but not limited to, Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

If the common stock is sold through underwriters or broker-dealers, the selling stockholders will be responsible for underwriting discounts or commissions or agent’s commissions. Underwriters and purchasers that are deemed underwriters under the Securities Act may engage in transactions that stabilize, maintain or otherwise affect the price of the securities, including the entry of stabilizing bids or syndicate covering transactions or the imposition of penalty bids.

The common stock may be sold in one or more transactions at:

•	fixed prices;

•	prevailing market prices at the time of sale;

•	varying prices determined at the time of sale; or

•	negotiated prices.

These sales may be effected in transactions:

•	on any national securities exchange or quotation service on which the common stock may be listed or quoted at the time of the sale, including the Nasdaq National Market;

•	in the over-the-counter market; or

•	in transactions otherwise than on such exchanges or services or in the over-the-counter market.

The selling stockholders may use any one or more of the following methods, without limitation, when selling or disposing their shares of common stock:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resales by the broker-dealer for its own account;

•	privately negotiated transactions;

•	transactions to cover short sales;

•	one or more underwritten offerings on a firm commitment or best efforts basis;

•	a combination of any of the foregoing methods; or

•	any other legally available means.

In connection with the sale of our common stock, selling stockholders or their successor in interest may enter into derivative or hedging transactions with brokers, dealers or others, who in turn may engage in short sales of the shares in the course of hedging the positions they assume; or sell short or deliver shares to close out positions. The selling stockholders or their successor in interest may also enter into option or other transactions with broker-dealers that require the delivery to the broker-dealer of the shares. The broker-dealer may then resell or transfer these shares through this prospectus.

In addition, any shares of common stock covered by this prospectus that qualify for sale pursuant to Rule 144 or Rule 144A of the Securities Act may be sold under Rule 144 or Rule 144A rather than pursuant to this prospectus.

The selling stockholders may transfer the shares to a transferee, pledgee, donee or successor. In such circumstances, the transferee, pledgee, donee or successor would become a selling stockholder under this prospectus if identified in a prospectus supplement or in a post-effective amendment to the registration statement prior to making any offers or sales under this prospectus.

At the time a particular offering of our common stock is made, if required, a supplement to this prospectus or, if appropriate, a post-effective amendment to the registration statement of which this prospectus is a part, will be distributed which will set forth, with respect to the particular offering, the aggregate amount of common stock being offered, the offering price and the other material terms of the offering, the name or names of any underwriters, broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling stockholders and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers, that such broker-dealer(s) did not conduct any investigation to verify the information set forth or incorporated by reference in this prospectus and other facts material to the transaction not previously disclosed. Each broker-dealer that receives the common stock for its own account pursuant to this prospectus must acknowledge that it will deliver the prospectus and any prospectus supplement in connection with any sale of common stock. If required, this prospectus may be amended or supplemented on a continual basis to describe a specific plan of distribution.

The selling stockholders and any other person participating in such distribution will be subject to the Exchange Act. The Exchange Act rules include, without limitation, Regulation M, which may limit the timing of purchases and sales of any of the common stock by the selling stockholders and any other such person. In addition, Regulation M of the Exchange Act may restrict the ability of any person engaged in the distribution of the common stock to engage in market-making activities with respect to the particular common stock being distributed for a period of up to five business days prior to the commencement of such distribution. In addition, the anti-manipulation rules under the Exchange Act may apply to sales of the securities in the market. All of the foregoing may affect the marketability of the securities and the ability of any person to engage in market-making activities with respect to the securities.

We have agreed to pay substantially all of the expenses incidental to the registration of the common stock under this registration statement. Expenses incurred by the selling stockholders in connection with the offering and sale of the common stock to the public, including commissions, fees and discounts of underwriters, brokers, dealers and agents will be borne by the selling stockholders.

Indemnification

We have agreed to indemnify the selling stockholders, and the selling stockholders may provide underwriters, agents, dealers or purchasers that participate in the transactions involving sales of the shares with indemnification against liabilities under the Securities Act.

DESCRIPTION OF SECURITIES TO BE REGISTERED

COMMON STOCK

The following summary description of the material terms of our common stock does not purport to be complete and is subject in all respects to the applicable provisions of Delaware law and of our constituent documents and of the constituent documents of our subsidiaries. Our Amended and Restated Certificate of Incorporation and Bylaws are incorporated by reference as exhibits to the registration statement of which this prospectus is a part.

General

Mattson’s authorized capital stock consists of 120,000,000 shares of common stock and 2,000,000 shares of preferred stock, par value $.001 per share. As of October 27, 2004, there were 51,434,789 shares of common stock and no shares of preferred stock outstanding. Subject to preferences that may be applicable to any outstanding preferred stock, holders of common stock are entitled to receive ratably dividends as may be declared by Mattson’s board of directors out of the funds legally available therefor. Each holder of common stock is entitled to one vote for each share held of record by the holder. If Mattson liquidates, dissolves, or winds up the company, holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference of any outstanding preferred stock. The outstanding shares of common stock have no preemptive, subscription, redemption or conversion rights. Cumulative voting for the election of directors is not authorized by Mattson’s restated certificate of incorporation, which means that the holders of a majority of the shares voted can elect all of the directors then standing for election. All of the outstanding shares of common stock are, and the shares to be outstanding upon completion of this offering will be, fully paid and nonassessable. The rights, preferences and privileges of the holders of common stock are subject to, and may be adversely affected by, the rights of the holders of any series of preferred stock which Mattson may designate and issue in the future.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is ChaseMellon Shareholder Services. Its address is Restricted Stock Department, Overpeck Centre, 85 Challenger Road, Ridgefield Park, NJ 07660, and its telephone number at this location is (201) 296-4948.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed a registration statement on Form S-3 under the Securities Act with the Securities and Exchange Commission (the “SEC”). This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules which are a part of the registration statement. For further information with respect to us and our securities, please refer to the registration statement and the exhibits and schedules filed with it. You may read and copy any document which we file with the SEC at the SEC’s public reference rooms at 450 Fifth Street, N.W., Washington, D.C. 20549.

We are also subject to the information and periodic reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). We file reports, proxy statements, and other information with the SEC to comply with the Exchange Act. These reports, proxy statements, and other information can be inspected and copied on the Internet at http://www.sec.gov; and at the Public Reference Room of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549. You may call the SEC at 1-800-SEC-0330 to obtain information regarding the operation of the Public Reference Room.

INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to incorporate by reference the information we file with them under certain conditions, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus and any information that we file subsequent to this prospectus with the SEC will automatically update and supersede this information. Our Exchange Act reports are filed under SEC file number 000-24838. The documents we are incorporating by reference are as follows:

•	Our Annual Report on Form 10-K for the year ended December 31, 2003 filed with the SEC on March 15, 2004;

•	Our Quarterly Report on Form 10-Q for the period ended March 28, 2004 filed with the SEC on May 7, 2004;

•	Our Quarterly Report on Form 10-Q for the period ended June 27, 2004 filed with the SEC on August 6, 2004;

•	Our Quarterly Report on Form 10-Q for the period ended September 26, 2004 filed with the SEC on November 5, 2004;

•	Our Current Report on Form 8-K filed with the SEC on November 2, 2004; and

•	The description of our common stock contained in our registration statement on Form 8-A filed with the SEC on September 22, 1994.

All documents filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the initial filing date of this prospectus, through the date declared effective, until the termination of the offering of securities contemplated by this prospectus shall be deemed to be incorporated by reference into this prospectus. These documents that we file later with the SEC and that are incorporated by reference in this prospectus will automatically update information contained in this prospectus or that was previously incorporated by reference into this prospectus. You will be deemed to have notice of all information incorporated by reference in this prospectus as if that information was included in this prospectus.

We will provide to any person, including any beneficial owner, to whom this prospectus is delivered a copy of any or all of these filings, at no cost, upon request to us in writing or by telephone at the following address:

Investor Relations

Mattson Technology, Inc.

47131 Bayside Parkway

Fremont, California 94538

(510) 657-5900.

LEGAL MATTERS

The validity of the securities registered hereunder will be passed upon for us by our counsel, Gray Cary Ware & Freidenrich LLP, East Palo Alto, California.

EXPERTS

The financial statements as of December 31, 2003 and 2002 and for each of the two years then ended, incorporated in this prospectus by reference to our Annual Report on Form 10-K for the year ended December 31, 2003 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

Although Mattson dismissed Arthur Andersen LLP as its independent public accountants effective May 21, 2002 and thereafter engaged the services of PricewaterhouseCoopers LLP as its independent registered public accounting firm, the consolidated statement of operations and the consolidated statement of cash flows of Mattson Technology, Inc. and its subsidiaries for the year ended December 31, 2001, included in this prospectus have been audited by Arthur Andersen LLP. After reasonable efforts, Mattson has not been able to obtain the written consent of Arthur Andersen LLP to our naming it as an expert and the incorporation by reference of its audit report for the consolidated statement of operations and the consolidated statement of cash flows of Mattson for the year ended December 31, 2001 into this prospectus. The requirement to obtain such consent has been dispensed with in reliance on Rule 437a under the Securities Act. The absence of such consent may limit recovery by investors on certain claims, including the inability of investors to assert claims against Arthur Andersen LLP under Section 11 of the Securities Act for any untrue statements of a material fact contained, or any omissions to state a material fact required to be stated, in those audited financial statements. In addition, the ability of Arthur Andersen LLP to satisfy any claims, including claims arising from Arthur Andersen’s LLP provision of auditing and other services to Mattson, may be limited.

Mattson Technology, Inc.

COMMON STOCK

PROSPECTUS

November     , 2004

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution.

The following table sets forth the estimated expenses in connection with the issuance and distribution of the securities covered by this registration statement, other than underwriting discounts and commissions. All of the expenses will be borne by the registrant except as otherwise indicated.

SEC registration fee	$1,320
Fees and expenses of accountants	15,000
Fees and expenses of legal counsel	20,000
Printing expenses	5,000
Miscellaneous expenses	680

Total	$42,000

Item 15.	Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (the “DGCL”) permits indemnification of officers, directors and other corporate agents under certain circumstances and subject to certain limitations. The registrant’s Bylaws provide that the registrant shall indemnify its directors, officers, employees and agents to the full extent permitted by the DGCL, including in circumstances in which indemnification is otherwise discretionary under such law. In addition, with the approval of the Board of Directors, the registrant has entered into separate indemnification agreements with its directors, officers and certain employees which require the registrant, among other things, to indemnify them against certain liabilities which may arise by reason of their status or service (other than liabilities arising from willful misconduct of a culpable nature) and to obtain directors’ and officers’ insurance, if available on reasonable terms.

These indemnification provisions may be sufficiently broad to permit indemnification of the registrant’s officers, directors and other corporate agents for liabilities (including reimbursement of expenses incurred) arising under the Securities Act of 1933, as amended (the “Securities Act”). Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

At present, there is no pending litigation or proceeding involving a director, officer, employee or other agent of the registrant in which indemnification is being sought nor is the registrant aware of any threatened litigation that may result in a claim for indemnification by any director, officer, employee or other agent of the registrant.

The registrant has obtained liability insurance for the benefit of its directors and officers.

Item 16.	Exhibits.

The following documents are filed as exhibits to this registration statement, including those exhibits incorporated herein by reference to a prior filing under the Securities Act or the Securities Exchange Act of 1934, as amended, as indicated in parentheses:

Exhibit Number	Description of Document

4.1	Stock Registration and Restriction Agreement, dated October 27, 2004 (1)

5.1	Opinion of Gray Cary Ware & Freidenrich LLP

23.1	Consent of Gray Cary Ware & Freidenrich LLP (included in Exhibit 5.1)

23.2	Consent of PricewaterhouseCoopers LLP

23.3	Notice Regarding Omission of Consent of Arthur Andersen LLP (2)

24.1	Power of Attorney (included on signature page)

(1)	Previously filed as an exhibit to the registrant’s Current Report on Form 8-K filed on November 2, 2004 and incorporated herein by reference.

(2)	Previously filed as an exhibit to the registrant’s Form S-3 filed on December 23, 2003 (SEC file no. 333-111527) and incorporated herein by reference.

Item 17.	Undertakings

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that the undertakings set forth in paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of our annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefits plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, any information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For purposes of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(d) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or person controlling the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(e) If and when applicable, the undersigned registrant, hereby undertakes to file an application for the purpose of determining the eligibility of the Trustee to act under subsection (a) of Section 310 of the Trust Indenture Act (“Act”) in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Act.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fremont and State of California, on the 10th day of November, 2004.

MATTSON TECHNOLOGY, INC.

By:	/s/ DAVID DUTTON
David Dutton
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints David Dutton and Ludger Viefhues, and each of them, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-3, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-facts and agents, or either of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated on November 10, 2004.

Signature	Title

/s/ DAVID DUTTON David Dutton	President, Chief Executive Officer and Director (Principal Executive Officer)

/s/ LUDGER VIEFHUES Ludger Viefhues	Executive Vice President—Finance, Chief Financial Officer (Principal Financial and Accounting Officer)

/s/ JOCHEN MELCHIOR Jochen Melchior	Chairman of the Board, Director

/s/ HANS-GEORG Betz Hans-Georg Betz	Director

/s/ SHIGERU NAKAYAMA Shigeru Nakayama	Director

/s/ KENNETH SMITH Kenneth Smith	Director

/s/ KENNETH KANNAPPAN Kenneth Kannappan	Director

/s/ WILLIAM TURNER William Turner	Director

EXHIBIT INDEX

The following documents are filed as exhibits to this registration statement, including those exhibits incorporated herein by reference to a prior filing under the Securities Act or the Securities Exchange Act of 1934, as amended, as indicated in parentheses:

Exhibit Number	Description of Document

4.1	Stock Registration and Restriction Agreement, dated October 27, 2004 (1)

5.1	Opinion of Gray Cary Ware & Freidenrich LLP

23.1	Consent of Gray Cary Ware & Freidenrich LLP (included in Exhibit 5.1)

23.2	Consent of PricewaterhouseCoopers LLP

23.3	Notice Regarding Omission of Consent of Arthur Andersen LLP (2)

24.1	Power of Attorney (included on signature page)

(1)	Previously filed as an exhibit to the registrant’s Current Report on Form 8-K filed on November 2, 2004 and incorporated herein by reference.

(2)	Previously filed as an exhibit to the registrant’s Form S-3 filed on December 23, 2003 (SEC file no. 333-111527) and incorporated herein by reference.